QuickLinks -- Click here to rapidly navigate through this document

Exhibit (d)(1)(A)

ADC TELECOMMUNICATIONS, INC.
GLOBAL STOCK INCENTIVE PLAN

(as amended and restated through March 4, 2003)

Section 1. Purpose.

        The purposes of the ADC Telecommunications, Inc. Global Stock Incentive Plan (the "Plan") are to: (i) aid in maintaining and developing key employees capable of assuring the future success of ADC Telecommunications, Inc. (the "Company"), and to offer such personnel incentives to put forth maximum efforts for the success of the Company's business; (ii) to enhance the Company's ability to attract and retain the services of experienced and knowledgeable outside directors; and (iii) to afford such key employees and outside directors an opportunity to acquire a proprietary interest in the Company, thereby aligning their interests with the interests of the Company's shareholders.

Section 2. Definitions.

        As used in the Plan, the following terms shall have the meanings set forth below:

          (a)   "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

          (b)   "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Performance Award granted under the Plan.

          (c)   "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

          (d)   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

          (e)   "Committee" shall mean a committee of the Board of Directors of the Company designated by such Board to administer the Plan and composed of not less than three directors, each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3.

          (f)    "Dividend Equivalent" shall mean any right granted under Section 6(f) of the Plan.

          (g)   "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, for purposes of the Plan, the Fair Market Value of Shares on a given date shall be (i) the last sale price of the Shares as reported on the Nasdaq National Market System on such date, if the Shares are then quoted on the Nasdaq National Market System or (ii) the closing price of the Shares on such date on a national securities exchange, if the shares are then being traded on a national securities exchange.

          (h)   "Incentive Stock Option" shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          (i)    "Key Employee" shall mean any employee of the Company or any Affiliate who the Committee determines to be a key employee.

          (j)    "Non-Qualified Stock Option" shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

          (k)   "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          (l)    "Outside Director" shall mean each member of the Board of Directors of the Company that is not also an employee of the Company or any Affiliate of the Company.

          (m)  "Participant" shall mean either a Key Employee or an Outside Director designated to be granted an Award under the Plan.

          (n)   "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

          (o)   "Person" shall mean any individual, corporation, partnership, association or trust.

          (p)   "Restricted Stock" shall mean any Share granted under Section 6(c) of the Plan.

          (q)   "Restricted Stock Unit" shall mean any unit granted under Section 6(f) of the Plan evidencing the right to receive a Share at some future date.

          (r)   "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereto.

          (s)   "Shares" shall mean shares of Common Stock, $.20 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

          (t)    "Stock Appreciation Right" shall mean any right granted under Section 6(b) of the Plan.

Section 3. Administration.

        (a)    Power and Authority of the Committee.    The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash or Shares payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

        (b)    Meetings of the Committee.    The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as the Committee may determine. A majority of the Committee's members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

Section 4. Shares Available for Awards.

        (a)    Shares Available.    Subject to adjustment as provided in Section 4(c), as of November 1, 2001, the number of Shares available for the issuance of shares under outstanding Awards and the granting of future Awards under the Plan shall be 149,308,431. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares or cash payments to be received thereunder, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. In addition, any Shares that are used by a Participant as full or partial payment to the Company of the purchase price of Shares acquired upon exercise of an Option shall again be available for granting Awards.

        (b)    Accounting for Awards.    For purposes of this Section 4,

          (i)    if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; and

          (ii)   if an Award entitles the holder to receive cash payments but the amount of such payments are denominated in or based on a number of Shares, such number of Shares shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan;

provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may be counted or not counted under procedures adopted by the Committee in order to avoid double counting.

        (c)    Adjustments.    In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or securities or other property) subject to outstanding Awards and (iii) the exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

        (d)    Incentive Stock Options.    The aggregate number of Shares available as of November 1, 2001 for outstanding Incentive Stock Options and for granting Incentive Stock Options under the Plan shall not exceed 149,308,431, subject to adjustment as provided in the Plan and Section 422 or 424 of the Code.

Section 5. Eligibility.

        Any Key Employee, including any Key Employee who is an officer or director of the Company or any Affiliate, and any Outside Director shall be eligible to be designated a Participant; provided, however, that an Incentive Stock Option shall not be granted to an Outside Director or an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

Section 6. Awards.

        (a)    Options.    The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

          (i)    Exercise Price.    The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than the average of the high and low daily trading prices (rounded down to the nearest whole cent) of a Share as reported on the Nasdaq National Market System, if the Shares are then quoted on the Nasdaq National Market System or (ii) the average of the high and low daily trading prices (rounded down to the nearest whole cent) of a Share on a national securities exchange, if the shares are then being traded an a national securities exchange on the date of grant of such Option.

          (ii)    Option Term.    The term of each Option shall be fixed by the Committee, but such term shall not exceed 10 years from the date on which such Option is granted.

          (iii)    Time and Method of Exercise.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

        (b)    Stock Appreciation Rights.    The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than the exercise price for an Option as described in Section 6(a)(i) hereof on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

        (c)    Restricted Stock.    The Committee is hereby authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

          (i)    Restrictions.    Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

          (ii)    Stock Certificates.    Any Restricted Stock granted under the Plan shall be evidenced by issuance of a stock certificate or certificates. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

          (iii)    Forfeiture; Delivery of Shares.    Except as otherwise determined by the Committee, upon termination of employment or upon resignation or removal as an Outside Director (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of

  Restricted Stock at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived.

          (iv)    Limit on Restricted Stock Awards.    Grants of Restricted Stock shall be subject to the limitations set forth in Section 6(e) hereof.

        (d)    Performance Awards.    The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) shall be granted and payable in Shares (including, without limitation, Restricted Stock) and (ii) shall confer on the holder thereof the right to receive Shares upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the number of shares to be issued pursuant to any Performance Award shall be determined by the Committee. Grants of Performance Awards shall be subject to the limitations set forth in Section 6(e) hereof.

        (e)    Limit on Restricted Stock and Performance Awards.    The maximum number of Shares under the Plan available for grants of Restricted Stock and Performance Awards made from and after February 27, 2001, in the aggregate, shall be 4,000,000 Shares.

        (f)    Restricted Stock Units and Dividend Equivalents.    The Committee is hereby authorized to grant Awards of Restricted Stock Units solely in connection with an arrangement whereby Outside Directors can elect to exchange all or a portion of their cash retainer (whether for board service or service on a committee of the Board) for such Restricted Stock Units. No Shares shall be issued at the time such Awards are granted, and the Restricted Stock Units shall be subject to such restrictions and other terms and conditions as the Committee may impose. In addition, the Committee is hereby authorized to grant Dividend Equivalents to the holders of Restricted Stock Units, which Dividend Equivalents entitle such holders to receive payments (in cash or Shares and either currently or on a deferred basis, as determined by the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares. Such Dividend Equivalents may have other terms and conditions consistent with the terms of the Plan, as determined by the Committee.

        (g)    General.

          (i)    No Cash Consideration for Awards.    Except with respect to Awards authorized by Section 6(f), Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

          (ii)    Awards May Be Granted Separately or Together.    Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (iii)    Forms of Payment Under Awards.    Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in Shares, cash or a combination thereof as the Committee shall determine, and may be made in a single payment, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installments or deferred payments.

          (iv)    Limits On Transfer of Awards.    No Award and no right under any such Award shall be assignable, alienable, salable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that a Participant may, in the manner established by the Committee,

            (A)  designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant, or

            (B)  transfer a Non-Qualified Stock Option to any "family member" (as such term is used in Form S-8 under the Securities Act of 1933) of such Participant, provided that (1) there is no consideration for such transfer or such transfer is effected pursuant to a domestic relations order in settlement of marital property rights, and (2) the Non-Qualified Stock Options held by such transferees continue to be subject to the same terms and conditions (including restrictions or subsequent transfers) as were applicable to such Non-Qualified Stock Options immediately prior to their transfer.

  Each Award or right under any Award shall be exercisable during the Participant's lifetime only by the Participant, by a transferee pursuant to a transfer permitted by clause (B) of this Section 6(g)(iv), or, if permissible under applicable law, by the Participant's or such transferee's guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

          (v)    Term of Awards.    Subject to the terms of the Plan, the term of each Award shall be for such period as may be determined by the Committee.

          (vi)    Rule 16b-3 Six-Month Limitations.    To the extent required in order to comply with Rule 16b-3 only, any equity security offered pursuant to the Plan may not be sold for at least six months after acquisition, except in the case of death or disability, and any derivative security issued pursuant to the Plan shall not be exercisable for at least six months, except in case of death or disability. Terms used in the preceding sentence shall, for the purposes of such sentence only, have the meanings, if any, assigned or attributed to them under Rule 16b-3.

          (vii)    Restrictions; Securities Exchange Listing.    All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares are traded on a securities exchange, the Company shall not be required to deliver any Shares covered by an Award unless and until such Shares have been admitted for trading on such securities exchange.

          (viii)    Award Limitations Under the Plan.    No Participant may be granted any Award or Awards under the Plan, the value of which Award or Awards are based solely on an increase in the value of Shares after the date of grant of such Award or Awards, for more than 4,000,000 Shares, in the aggregate, in any one calendar year period beginning with the 1994 calendar year. The foregoing annual limitation specifically includes the grant of any Awards representing qualified performance-based compensation, within the meaning of Section 162(m) of the Code.

Section 7. Amendment and Termination; Adjustments.

        Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

        (a)    Amendments to the Plan.    The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that:

          (i)    absent such approval, would cause Rule 16b-3 to become unavailable with respect to the Plan;

          (ii)   requires the approval of the Company's shareholders under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange that are applicable to the Company; or

          (iii)  requires the approval of the Company's shareholders under the Code in order to permit Incentive Stock Options to be granted under the Plan.

        (b)    Amendments to Awards.    The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively, subject to Section 7(c) of the Plan. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof.

        (c)    Prohibition on Option Repricing.    The Committee shall not reduce the exercise price of any outstanding Option, whether through amendment, cancellation or replacement grants, or any other means, without shareholder approval. In accordance with shareholder approval granted on March 4, 2003, the Company may offer to exchange certain outstanding Options in accordance with the provisions set forth on Exhibit A attached hereto and made a part hereof.

        (d)    Correction of Defects, Omissions and Inconsistencies.    The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8. Income Tax Withholding; Tax Bonuses.

        (a)    Withholding.    In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

        (b)    Tax Bonuses.    The Committee, in its discretion, shall have the authority, at the time of grant of any Award under this Plan or at any time thereafter to approve bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.

Section 9. General Provisions.

        (a)    No Rights to Awards.    No Key Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Key Employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

        (b)    Delegation.    The Committee may delegate to one or more officers of the Company or any affiliate or a committee of such officers the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to Key Employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

        (c)    Terms of Awards.    The specific terms of an Award pursuant to the Plan shall be set forth in an Award Agreement duly executed (by manual, facsimile or electronic signature) on behalf of the Company.

        (d)    No Limit on Other Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

        (e)    No Right to Employment or Directorship.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or any right to remain as a member of the Board of Directors, as the case may be. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment (or remove an Outside Director), free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

        (f)    Governing Law.    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Minnesota.

        (g)    Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

        (h)    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

        (i)    No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

        (j)    Headings.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10. Effective Date of the Plan.

        The Plan shall be effective as of the date of its approval by the shareholders of the Company.

Section 11. Term of the Plan.

        Awards shall be granted under the Plan during a period commencing February 26, 1991, the date the Plan was approved by the shareholders of the Company, through February 26, 2006, the date to which the shareholders of the Company extended the expiration date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the ending date of the period stated above, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the end of such period.

EXHIBIT A

        The Company may offer, on a one-time basis, to exchange outstanding Options with an exercise price per share equal to or greater than $4.00 and an expiration date on or after January 1, 2004, whether or not such options were granted under the Plan (the "Eligible Options"), other than Options granted to the Company's five most highly compensated executive officers named in the proxy statement for the Company's 2003 Annual Meeting of Shareholders, members of the Board of Directors, former employees, retirees and such employees in countries outside the United States as may be deemed ineligible for the exchange program, for replacement Options ("Replacement Options") to be granted under the Plan on a date that is at least six months and one day from the latest date on which an Eligible Option is validly surrendered. The Replacement Options will have an exercise price as described in Section 6(a)(i) of the Plan.

        The exchange ratios for shares covered by Eligible Options surrendered in exchange for shares covered by Replacement Options shall be as follows, assuming a fair market value of the Company's Common Stock on the date of commencement of the stock option exchange program of $1.00, $2.00, $3.00, $4.00, $5.00 or $7.50 per share. For purposes of calculating the exchange ratios, the fair market value of the Common Stock will be the average of the closing prices of the Common Stock over a period of 20 consecutive trading days ending no earlier than 45 days and no later than 25 days prior to the commencement of the exchange program (the "Current Stock Price").

		$1.00/share	$2.00/share	$3.00/share	$4.00/share	$5.00/share	$7.50/share
Tier	Current Exercise Price	Exchange Ratio	Exchange Ratio	Exchange Ratio	Exchange Ratio	Exchange Ratio	Exchange Ratio
1	$4.00 - 5.49	2.00 to 1	1.50 to 1	N/A	N/A	N/A	N/A
2	$5.50 - 7.99	3.00 to 1	2.00 to 1	1.75 to 1	N/A	N/A	N/A
3	$8.00 - 14.99	6.00 to 1	3.25 to 1	2.25 to 1	2.00 to 1	1.75 to 1	N/A
4	$15.00 or higher	11.25 to 1	5.50 to 1	3.75 to 1	3.00 to 1	2.75 to 1	2.00 to 1

        If the Current Stock Price is between the Current Stock Prices listed in the table above, the final exchange ratios will be determined by interpolating between these prices and rounding to the nearest .25 of a share. If the actual Current Stock Price is below $1.00 per share, the exchange ratios will be increased appropriately. The exchange program will be cancelled in its entirety if the Current Stock Price is equal to or greater than $7.50 per share.

        To participate in the stock option exchange program, an employee must surrender all of the Eligible Options issued to such employee with an exercise price at or above the lowest tier exercise price of Eligible Options the employee chooses to surrender.

        Each Replacement Option shall be a Non-Qualified Stock Option; shall vest 25% on the six-month anniversary of the date of grant, with an additional 25% vesting at the end of each subsequent six-month period; and shall have a term of seven years from the date of grant. All other terms of the Replacement Options shall be consistent with the Company's standard terms for Non-Qualified Stock Options granted under the Plan.

        All other terms and conditions of the stock option exchange program shall be determined in the sole discretion of the Board of Directors or the Compensation Committee.

QuickLinks

  Exhibit (d)(1)(A)